Exhibit 10.5

NAVISTAR INTERNATIONAL CORPORATION

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

OPTIONEE: Lewis B. Campbell

NUMBER OF SHARES: 500,000

EXERCISE PRICE PER SHARE: $22.98

DATE OF GRANT: August 26, 2012

VESTING SCHEDULE:	Subject to the provisions of the attached Non-Qualified Stock Option Agreement Supplement (the “Supplement”), the option will be exercisable for 100% of the Number of Shares on or after the “Exercise Date” (as defined below).

EXPIRATION DATE: Fifth anniversary of the Date of Grant

This is an award agreement (the “Award Agreement”) between Navistar International Corporation, a Delaware corporation (the “Corporation”), and the individual named above (the “Optionee”). The Corporation hereby grants to the Optionee the right and option (this “Option”) to purchase all or any part of an aggregate of the above-stated number of shares of common stock of the Corporation (“Common Stock”) as an employment inducement award pursuant to Section 303A.08 of the NYSE Listed Company Manual.

Subject to the terms and conditions of this Award Agreement, this Option is exercisable on or after the date set forth above; provided, however, that this Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the Expiration Date except as otherwise provided in the Supplement.

The Corporation and the Optionee hereby agree to the terms and conditions of this Award Agreement and have executed it as of the Date of Grant set forth above.

NAVISTAR INTERNATIONAL CORPORATION

By:	/S/ ANDREW J. CEDEROTH
Name:	Andrew J. Cederoth
Title:	Executive Vice President and Chief Financial Officer

Attest:

/S/ LEWIS B. CAMPBELL
Lewis B. Campbell

NAVISTAR INTERNATIONAL CORPORATION

NON-QUALIFIED STOCK OPTION AGREEMENT SUPPLEMENT

1. General. This Option shall be treated as a nonqualified stock option. The option is granted as an employment inducement award pursuant to Section 303A.08 of the NYSE Listed Company Manual, as indicated in the attached Non-Qualified Stock Option Award Agreement (the “Award Agreement”). All capitalized terms set forth in this supplement that are not otherwise defined shall have the meanings ascribed to them under the Award Agreement. The term of the Option shall be for a period of five (5) years from the Date of Grant, or such shorter period as prescribed herein. The Option shall be exercisable as to all of the Number of Shares specified in the Award Agreement on the day that immediately precedes the first anniversary of the Date of Grant (the “Exercise Date”), subject to the Optionee providing continued services to the Corporation as either Interim Chief Executive Officer or Executive Chairman through such date or as otherwise provided herein. The Optionee shall have none of the rights of a shareowner with respect to any of the shares of Common Stock subject to the Option until such shares shall be issued upon the exercise of the Option. Nothing herein contained shall confer on the Optionee any right to continue in the employ of the Corporation or any subsidiary thereof or interfere in any way with the right of the Corporation or any subsidiary thereof to terminate the employment or service of the Optionee at any time.

2. Transferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option shall be exercisable, during the lifetime of the Optionee, only by the Optionee. Without limiting the generality of the foregoing, the Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option shall be null and void and without effect.

3. Period of Exercisability Following a Termination of Employment and Service. In the event of the termination of the employment and service of the Optionee for any reason, unless otherwise provided herein or in the Employment and Services Agreement (as defined in Section 4 hereof), the Optionee (or a transferee under Section 2) may exercise the Option to the extent that the Optionee was entitled to do so pursuant to the provisions of paragraph 1 hereof at the time of such termination of employment and service at any time within five (5) years from the Date of Grant, and any unexercised portion of the Option shall expire thereafter.

4. Termination of Employment and Service. The effect on the Option of the Optionee’s termination of employment and service shall be as set forth in that certain Employment and Services Agreement entered into on August 26, 2012, by and among the Corporation, Navistar, Inc. and the Optionee (the “Employment and Services Agreement”).

5. Adjustments. If all or any portion of the option is exercised subsequent to any stock dividend, stock split, recapitalization, combination or exchange of shares, reorganization (including, but not limited to, merger or consolidation), liquidation or other event occurring after the date hereof, as a result of which any shares or other securities of the Corporation or any other entity (including, but not limited to, any subsidiary of the Corporation) shall be issued in respect of the outstanding shares of Common Stock, or shares of Common Stock shall be changed into the same or a different number of shares or other securities of the same or any other class or classes, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the class and aggregate number of shares or other securities which, if shares of Common Stock (as authorized at the date hereof) had been purchased on the date hereof for the same aggregate price (on the basis of the price per share) and had not been disposed of, such person or persons would be holding at the time of such exercise as a result of such purchase any and all such stock dividends, stock splits, recapitalizations, combinations or exchanges of shares, reorganizations, liquidations or other events. In the event of any corporate reorganization, separation or division (including, but not limited to, split-up, split off, spin-off or sale of assets) as a result of which any cash or shares or other securities of any entity other than the Corporation (including, but not limited to, any subsidiary of the Corporation), shall be distributed in respect of the outstanding shares of Common Stock, a committee of the Board shall make such adjustments in the terms of the option (including, but not limited to, the number of shares covered and the purchase price of such shares) as it may deem appropriate to provide equitably for the Optionee’s interest in the Option. Upon any adjustment as aforesaid, the minimum number of full shares that may be purchased upon any exercise of the Option as specified in paragraph 1 shall be adjusted proportionately. No fractional shares shall be issued upon any exercise of the Option, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued. In the event of a Change in Control, the Option may be assumed or an equivalent award may be substituted by the acquiror. In the event that the Option is not so assumed or substituted therefor in a Change in Control, the Option may be terminated in exchange for a cash payment equal to (i) the excess (if any) of the value per share of Common Stock provided to stockholders of the Corporation generally in connection with the Change in Control (or, if none, the fair market value of a share of Common Stock on the date of the Change in Control or, if not a trading day, on the last trading day preceding the date of the Change in Control) over the exercise price of the Option multiplied by (ii) the number of shares of Common Stock subject to the Option.

6. Change of Control. “Change in Control” shall have the same definition as in the Employment and Services Agreement.

7. Manner of Exercise. Subject to the terms and conditions contained herein and in the Award Agreement, the Option may be exercised by giving notice as provided in instructions issued by the Secretary of the Corporation for the exercise of options generally, which instructions may provide for the use of agents, including stock brokers, to effect exercise of options, or in the absence of such instructions, by written notice to the Secretary of the Corporation at the location of its principal office at the time of exercise, which is currently located at 2706 Navistar Drive, Lisle, Illinois 60532. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, shall be signed by the person or persons so exercising the Option and shall be accompanied by instructions to the Secretary to exercise, in whole or in part, through a cashless exercise, net-exercise or other arrangements through agents, including stockbrokers, under arrangements established by the Corporation for the exercise of the Option, or, if not covered by such instructions, for payment of the full purchase price of said shares by cash, including a personal check made payable to the Corporation, or by delivering at fair market value on the date of exercise unrestricted Common Stock already owned by the Optionee, or by any combination of cash and Common Stock, and in either case, by payment to the Corporation of any withholding tax. Shares which otherwise would be delivered to the holder of an option may be delivered, at the election of the holder, to the Corporation in payment of Federal, state and/or local withholding taxes due in connection with an exercise. In no event may successive simultaneous pyramiding be used to exercise an option. A certificate or certificates representing said shares shall be delivered as soon as practicable after the notice shall be received by the Corporation. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option and shall be delivered as aforesaid to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised, pursuant to paragraph 2 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or the persons to exercise the Option. The date of exercise of the Option shall be the date on which the aforesaid written notice, properly executed and accompanied as aforesaid, is received under the Secretary’s instructions or by the Secretary. The payment due to the Optionee upon exercise of the Option will be settled solely in Common Stock. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

8. Entire Agreement. This Supplement, the Award Agreement and the Employment and Services Agreement constitute the entire understanding of the parties with respect to the Option. The terms of this Supplement and the Award Agreement may not be altered, modified or amended except by a written instrument signed by the relevant parties.

9. Choice of Law. The terms and conditions contained herein and in the Award Agreement shall be governed by and interpreted pursuant to the laws of the State of Delaware, without giving effect to the principles of conflict of laws

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